CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Axim International, Inc. for the year ended February 29, 2012 in a filing of that company on Form 10-K.

Jeffrey & Company

/s/ Jeffrey & Company
Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470
April 16, 2012

CONSENT – QUADRA10K/Y